Filed pursuant to Rule 433 dated February 20, 2014 relating to Preliminary Pricing Supplement No. 1,291 dated February 20, 2014 to Registration Statement No. 333-178081

Morgan Stanley
Structured Investments	Morgan Stanley $ Autocallable Quarterly Review Notes due March 11, 2015 with Step-Down Call Level Feature Based on the Performance of West Texas Intermediate Light Sweet Crude Oil
Principal at Risk Securities
General
•
The securities are designed for investors who desire exposure to WTI crude oil and who seek early exit prior to maturity for a cash payment if, on any of the three Review Dates, the Commodity Price is at or above the specified Call Level, which will initially be equal to the Initial Commodity Price but will decrease progressively over the term of the securities. If the securities are not called prior to maturity, investors will receive a fixed cash payment if the Final Commodity Price is at or above the then applicable Call Level and are protected at maturity against up to a 20% decline in the Final Commodity Price from the Initial Commodity Price but will lose some or all of their principal if the Final Commodity Price declines by more than 20%.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities. Investors in the securities should be willing to accept this risk of loss and be willing to forgo interest in exchange for the opportunity to receive a premium payment if the securities are called.

•	The first Review Date, and therefore the earliest date pursuant to which a call may be initiated, is June 6, 2014.
•	Unsecured obligations of Morgan Stanley maturing March 11, 2015†.
•	Minimum purchase amount of $10,000 and minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•	The securities are expected to price on or about February 21, 2014 and are expected to settle on or about February 26, 2014.
•
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Key Terms
Issuer:	Morgan Stanley
Underlying Commodity:	West Texas Intermediate light sweet crude oil (“WTI crude oil”)
Automatic Early Call:
If the Commodity Price on any of the three Review Dates is at or above the then applicable Call Level as specified below, the securities will be automatically called for a fixed cash payment per security (the “Call Price”) on the third business day following the related Review Date (the “Call Date”).  The Call Price will vary depending on the applicable Review Date:
•  1st Review Date (June 6, 2014†): the Call Level will be $     , which is equal to 100% of the Initial Commodity Price, and the Call Price will be $1,027.50 (corresponding to 102.75% of the Stated Principal Amount)
•  2nd Review Date (September 8, 2014†): the Call Level will be $     , which is equal to 95% of the Initial Commodity Price, and the Call Price will be $1,055.00 (corresponding to 105.50% of the Stated Principal Amount), or
•  3rd Review Date (December 8, 2014†): the Call Level will be $     , which is equal to 90% of the Initial Commodity Price, and the Call Price will be $1,082.50 (corresponding to 108.25% of the Stated Principal Amount)

Payment at Maturity:
At maturity, if the securities have not previously been called, investors will receive for each security they hold an amount of cash that will vary depending on the Final Commodity Price, equal to:
•  If the Final Commodity Price is at or above the Call Level of $       , which is equal to 85% of the Initial Commodity Price: $1,110.00 per security (corresponding to 111.00% of the Stated Principal Amount).
•  If the Final Commodity Price is less than the then applicable Call Level of $           , but is greater than or equal to $          , which means it has not declined by more than 20% from the Initial Commodity Price: the $1,000 Stated Principal Amount, or
•  If the Final Commodity Price is less than $            , which means it has declined by more than 20% from the Initial Commodity Price:
$1,000   +   ($1,000   ×    Commodity Percent Change).
In this scenario, investors will be fully exposed to the negative performance of the Underlying Commodity, and will lose 1% of their principal amount for every 1% decline in the Final Commodity Price from the Initial Commodity Price.  For example, if the Final Commodity Price declines by 50% from the Initial Commodity Price, investors will lose 50% of their principal.

Estimated Value on the Pricing Date:	Approximately $974.50 per security, or within $10.00 of that estimate. See “Additional Terms Specific To The Securities” on page PS-3.
Terms continued on following page

Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page PS-12 of the accompanying preliminary pricing supplement and “Selected Risk Considerations” beginning on page PS-7 of this document.

Morgan Stanley has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov.  Alternatively, Morgan Stanley, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and this document if you so request by calling toll-free 1-800-584-6837.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

	Price to public(1)	Fees and commissions(1)(2)	Proceeds to issuer(3)
Per security	100%	1%	99%
Total	$	$	$
(1)
J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 1% for each security it sells.  In addition, JPMorgan Chase Bank, N.A. will purchase securities from Morgan Stanley & Co. LLC for sales to certain fiduciary accounts at a purchase price to such accounts of 99% of the Stated Principal Amount per security and will forgo any sales commission with respect to such sales.

(2)
Please see “Supplemental Plan of Distribution; Conflicts of Interest” in this document and “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement for information about fees and commissions.

(3)	See “Use of Proceeds and Hedging” on page PS-11.
The agent for this offering, Morgan Stanley & Co. LLC, is our wholly owned subsidiary.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Morgan Stanley

Terms continued from previous page:

Call Date:	The third business day following the applicable Review Date.
Commodity Percent Change:	The percentage change from the Initial Commodity Price to the Final Commodity Price, calculated as follows: (Final Commodity Price – Initial Commodity Price) / Initial Commodity Price
Initial Commodity Price:	The Commodity Price on the Pricing Date.
Final Commodity Price:	The arithmetic average of the Commodity Prices on each of the five Averaging Dates
Averaging Dates†:	March 2, 2015, March 3, 2015, March 4, 2015, March 5, 2015 and March 6, 2015
Commodity Price
On any trading day, the official settlement price per barrel of WTI crude oil on the New York Mercantile Exchange (the “NYMEX”) Division of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date

Maturity Date†:	March 11, 2015†
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	61762GBB9 / US61762GBB95
†
Subject to postponement for non-trading days and certain market disruption events as described in “Description of Securities—Review Dates”, “—Averaging Dates” and “—Maturity Date” in the accompanying preliminary pricing supplement, as applicable.

Additional Terms Specific to the Securities

You should read this document together with the prospectus dated November 21, 2011, as supplemented by the prospectus supplement dated November 21, 2011 and the preliminary pricing supplement dated February 20, 2014.  This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying preliminary pricing supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Preliminary pricing supplement No. 1,291 dated February 20, 2014:
http://www.sec.gov/Archives/edgar/data/895421/000095010314001221/dp44158_424b2-ps1291.htm

•	Prospectus supplement dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004876/dp27245_424b2-seriesf.htm

•	Prospectus dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004877/dp27266_424b2-debt.htm

Terms used in this document are defined in the accompanying preliminary pricing supplement, prospectus supplement or prospectus. As used in this document, the “Company,” “we,” “us” or “our” refer to Morgan Stanley.

The original issue price of each security is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the Pricing Date will be less than $1,000.  We estimate that the value of each security on the Pricing Date will be approximately $974.50, or within $10.00 of that estimate.  Our estimate of the value of the securities as determined on the Pricing Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Pricing Date?

In valuing the securities on the Pricing Date, we take into account that the securities comprise both a debt component and a performance-based component linked to the Underlying Commodity.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Commodity, instruments based on the Underlying Commodity, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the Call Levels and the Call Prices, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the Pricing Date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the securities in the secondary market, absent changes in market conditions, including those related to the Underlying Commodity, may vary from, and be lower than, the estimated value on the Pricing Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the Issue Date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Underlying Commodity, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on the Commodity Price on each of the Review Dates and the Final Commodity Price, as applicable.

Diagram #1: Automatic Early Call  (Starting June 2014)

Diagram #2: Payment at Maturity if No Automatic Early Call Occurs

Hypothetical Examples of Amounts Payable upon Automatic Early Call or at Maturity

The following examples illustrate the payout on the securities for a range of Commodity Prices for each of the Review Dates and a range of Final Commodity Prices, as applicable, and are being provided for illustrative purposes only.  These examples are based on the following terms:

•	Hypothetical Initial Commodity Price: $100

•	Hypothetical Call Level:

o	$100 for the first Review Date

o	$95 for the second Review Date

o	$90 for the third Review Date

o	$85 at maturity

•	Call Price:

o	$1,027.50 if the securities are automatically called immediately after the June 6, 2014 Review Date

o	$1,055.00 if the securities are automatically called immediately after the September 8, 2014 Review Date.

o	$1,082.50 if the securities are automatically called immediately after the December 8, 2014 Review Date

•	Payment at Maturity if the Final Commodity Price is at or above the then applicable Call Level: $1,110.00

•	Stated Principal Amount (per security): $1,000

The actual Initial Commodity Price and Call Levels will be determined on the Pricing Date.

•  In Examples 1 through 3, the Commodity Price on one of the three Review Dates is at or above the then applicable Call Level.  However, each example results in a different payment amount because the Commodity Price is at or above the then applicable Call Level on different Review Dates.  Because the Commodity Price on one of the three Review Dates is at or above the then applicable Call Level, the securities are automatically called following the relevant Review Date.  In each of Examples 4, 5 and 6, the Commodity Price on each of the three Review Dates is lower than the then applicable Call Level, and, consequently, the securities are not automatically called prior to, and remain outstanding until, maturity.

Review Date	Example 1		Example 2		Example 3
	Hypothetical Commodity Price	Payout	Hypothetical Commodity Price	Payout	Hypothetical Commodity Price	Payout
#1	$105	$1,027.50	$98	—	$95	—
#2	—	—	$100	$1,055.00	$92	—
#3	—	—	—	—	$91	$1,082.50
Total Payout:	$1,027.50 immediately after the June 6, 2014 Review Date.		$1,055.00 immediately after the September 8, 2014 Review Date		$1,082.50 immediately after the December 8, 2014 Review Date

•  Note that in example 3, the securities are called after the third Review Date even if the Commodity Price on the third Review Date is less than the Commodity Prices on the first and second Review Dates and less than the Call Levels applicable to the first and second Review Dates.  This illustrates the impact of the step-down feature of the Call Level.

Review Date	Example 4		Example 5		Example 6
	Hypothetical Commodity Price	Payout	Hypothetical Commodity Price	Payout	Hypothetical Commodity Price	Payout
#1	$95	—	$95	—	$95	—
#2	$92	—	$92	—	$92	—
#3	$88	—	$88	—	$88	—
Final Commodity Price	$130	$1,110.00	$82	$1,000	$60	$600
Total Payout:	$1,110.00 at maturity		$1,000 at maturity		$600 at maturity

•  In Example 4, the Final Commodity Price is $130, which is higher than the then applicable Call Level of $85 and represents a 30% increase in the Initial Commodity Price.  The payment at maturity equals $1,110.00 per security, representing a 11.00% return on your investment.  The return on your investment would be less than the 30% return you would receive on a comparable investment linked to the simple return on the Underlying Commodity.

•  In Example 5, the Final Commodity Price is $82, which is lower than the then applicable Call Level of $85 and represents a 18% decline from the Initial Commodity Price.  Because the Final Commodity Price has not declined by more than 20% from the Initial Commodity Price, the payment at maturity equals the Stated Principal Amount of $1,000 per security.

•  In Example 6, the Final Commodity Price is $60, which represents a 40% decline from the Initial Commodity Price.  Because the Final Commodity Price has declined by more than 20% from the Initial Commodity Price, investors are exposed to that decline on a 1 to 1 basis and will receive a payment at maturity that represents a 40% loss of their principal, calculated as follows:

$1,000 + ($1,000 x Commodity Percent Change) = $1,000 + ($1,000 x –40%) = $600

Selected Purchase Considerations

•
APPRECIATION POTENTIAL — If the Commodity Price on a Review Date or the Final Commodity Price, as applicable, is greater than or equal to the then applicable Call Level, your investment will yield a payment per security of $1,000 plus: (i) 2.75% x $1,000 if called on the first Call Date; (ii) 5.50%  x  $1,000 if called on the second Call Date; (iii) 8.25%  x  $1,000 if called on the third Call Date; or (iv) if the securities have not been previously called, 11.00%  x  $1,000 if the Final Commodity Price is at or above the applicable Call Level at maturity. If the securities are not called prior to maturity, investors will receive for each security at maturity an amount in cash that will vary depending on the Final Commodity Price, and which may be significantly less than the Stated Principal Amount of the securities and could be zero.  Because the securities are our unsecured obligations, the payment of any amount, whether upon an Automatic Early Call or at maturity, is subject to our ability to pay our obligations as they become due.

•
POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF THE AUTOMATIC EARLY CALL FEATURE – While the original term of the securities is approximately twelve months, the securities will be called prior to maturity if the Commodity Price on any of the three Review Dates is at or above the Call Level and you will be entitled to the applicable payment corresponding to that Review Date as set forth above.

•
LIMITED PROTECTION AGAINST LOSS — If the securities are not called prior to maturity and the Final Commodity Price is less than the Call Level applicable at maturity but declines by no more than 20% as compared to the Initial Commodity Price, you will be entitled to receive the full principal amount of your securities at maturity.  If the Final Commodity Price declines by more than 20% from the Initial Commodity Price, you will lose 1% of your Stated Principal Amount for every 1% decline in the Final Commodity Price from the Initial Commodity Price.

•
EXPOSURE TO WTI CRUDE OIL — Investors who believe they have underweight exposure to commodities can use the securities as an alternative to a direct investment in WTI crude oil and gain access to WTI crude oil and obtain a measure of diversification of underlying asset class exposure.

•
UNITED STATES FEDERAL TAXATION — You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:

•	A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

•
Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

Please read the discussion under “Selected Risk Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Selected Risk Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.   Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying preliminary pricing supplement.

The discussion in the preceding paragraphs under “United States Federal Taxation” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying preliminary pricing supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Selected Risk Considerations

An investment in the securities involves significant risks.  Investing in the securities is not equivalent to investing directly in WTI crude oil or in futures contracts or forward contracts on WTI crude oil.  These risks are explained in more detail in the “Risk Factors” section of the accompanying preliminary pricing supplement dated February 20, 2014 and the accompanying prospectus.

•
THE SECURITIES DO NOT PAY INTEREST OR GUARANTEE THE RETURN OF ANY PRINCIPAL AT MATURITY — The terms of the securities differ from those of ordinary debt securities in that we do not pay you interest on the securities and do not guarantee to pay you any of the principal at maturity.  Instead, if the securities have not been automatically called prior to maturity, you will receive at maturity for each security you hold an amount in cash that will vary depending on the arithmetic average of the Commodity Prices on five Averaging Dates, which we refer to as the Final Commodity Price.  If the Final Commodity Price has declined by more than 20% from the Initial Commodity Price, you will be fully exposed to the negative performance of the Underlying Commodity, and will lose 1% of your Stated Principal Amount for every 1% decline in the Final Commodity Price from the Initial Commodity Price.  For example, if the Final Commodity Price declines by 50% from the Initial Commodity Price, you will lose 50% of your principal.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities.

•
APPRECIATION POTENTIAL IS LIMITED — The appreciation potential of the securities is limited to the fixed return specified for each Review Date and at maturity, regardless of any greater price performance of the Underlying Commodity, which could be significant.  In addition, the Automatic Early Call feature may limit the term of your investment to as short as three months.  If the securities are called prior to maturity, you may not be able to reinvest at comparable terms or returns.

•
THE MARKET PRICE OF THE SECURITIES MAY BE INFLUENCED BY MANY UNPREDICTABLE FACTORS — Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., may be willing to purchase or sell the securities in the secondary market.  We expect that generally the market price of the Underlying Commodity on any day will affect the value of the securities more than any other single factor.  However, because the payout on the securities is not directly correlated to the Underlying Commodity, the securities will trade differently from the Underlying Commodity.  Factors that may influence the value of the securities include:

•
the market price of the Underlying Commodity and the price of the futures contracts on the Underlying Commodity, including in relation to the Call Levels, and the volatility (frequency and magnitude of changes in value) of such values or prices, as applicable;

•	trends of supply and demand for the Underlying Commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the Underlying Commodity;

•	interest and yield rates in the market;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the commodities markets generally and which may affect the price of the Underlying Commodity;

•	the time remaining until the next Review Date and the maturity of the securities; and

•	any actual or anticipated changes to our credit ratings or credit spreads.

In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the securities will vary and may be less than the original issue price at any time prior to maturity and a sale of the securities prior to maturity may result in a loss. For example, you may have to sell your securities at a substantial loss if on that date the Commodity Price is below the then applicable Call Level.

You cannot predict the future prices of the Underlying Commodity based on its historical prices.  If the securities are not called prior to maturity and the Final Commodity Price declines by more than 20% from the Initial Commodity Price, you will be fully exposed to any decline in the Final Commodity Price from the Initial Commodity Price and, as a result, you may lose some or all of your investment at maturity.  There can be no assurance that the securities will be called prior to maturity or that the Final Commodity Price will be at or above the then applicable Call Level such that you will receive at maturity an amount that is greater than the principal amount of your investment.

•
THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF MORGAN STANLEY, AND ANY ACTUAL OR ANTICIPATED CHANGES TO ITS CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE SECURITIES — You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

•
INVESTMENTS LINKED TO A SINGLE COMMODITY ARE SUBJECT TO SHARP FLUCTUATIONS IN COMMODITY PRICES, AND THE PRICE OF WTI CRUDE OIL MAY CHANGE UNPREDICTABLY AND AFFECT THE VALUE OF THE SECURITIES IN UNFORESEEABLE WAYS – Investments, such as the securities, linked to the price of a single commodity such as WTI crude oil are subject to significant fluctuations in the price of the commodity over short periods due to a variety of factors.  Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies.  In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world.  Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of the Petroleum Exporting Countries and other crude oil producers.  In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  WTI crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil.  As a result, the price of WTI crude oil may be more volatile than world crude oil prices generally.

•
SINGLE COMMODITY PRICES TEND TO BE MORE VOLATILE THAN, AND MAY NOT CORRELATE WITH, THE PRICES OF COMMODITIES GENERALLY – The payment on the securities is linked exclusively to the price of WTI crude oil and not to a diverse basket of commodities or a broad-based commodity index.  The price of WTI crude oil may not correlate to, and may diverge significantly from, the prices of commodities generally.  Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.  The price of WTI crude oil may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen.

•
THE AMOUNT PAYABLE ON THE SECURITIES IS NOT LINKED TO THE PERFORMANCE OF THE UNDERLYING COMMODITY AT ANY TIME OTHER THAN THE REVIEW DATES AND THE AVERAGING DATES  –  Whether the securities will be called on any Call Date and, if the securities have not been called prior to maturity, the amount payable on the securities at maturity will be based on the Commodity Price on the relevant Review Date and the Averaging Dates, as applicable.  Even if the Underlying Commodity appreciates prior to a Review Date or the Averaging Dates, but then drops by such Review Date or Averaging Dates, as applicable: (i) with respect to any of the three Review Dates, the securities may not be called and (ii) with respect to the Averaging Date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the performance of the Underlying Commodity prior to such drop.  Although the actual Commodity Price on the maturity date or at other times during the term of the securities may be higher than the Commodity Price on the Review Dates or the Averaging Dates, the payout on the securities will be based solely on the Commodity Price on the Review Dates or the Averaging Dates, as applicable.

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THE AUTOMATIC CALL FEATURE MAY LIMIT THE TERM OF YOUR INVESTMENT TO THREE MONTHS  –  The term of your investment in the securities may be limited to as short as approximately three months by the automatic early call feature of the securities.  If the securities are called prior to maturity, you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

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THE SECURITIES WILL NOT BE LISTED AND SECONDARY TRADING MAY BE LIMITED — The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

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HEDGING AND TRADING ACTIVITY BY THE CALCULATION AGENT AND ITS AFFILIATES COULD POTENTIALLY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the Underlying Commodity), including trading in futures contracts on the Underlying Commodity, and possibly in other instruments related to the Underlying Commodity.  Some of our subsidiaries also trade the Underlying Commodity and other financial instruments related to the Underlying Commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the Pricing Date could increase the Initial Commodity Price and, as a result, the applicable Call Level at or above which the Commodity Price must be on any of the Review Dates in order for the securities to be automatically called prior to maturity or, if the securities are not called prior to maturity, the level at or above which the Final Commodity Price must be so that investors do not suffer a loss on their initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the Underlying Commodity on the Review Dates and the Averaging Dates and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity, the amount of cash, if any, you receive at maturity.

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THE RATE WE ARE WILLING TO PAY FOR SECURITIES OF THIS TYPE, MATURITY AND ISSUANCE SIZE IS LIKELY TO BE LOWER THAN THE RATE IMPLIED BY OUR SECONDARY MARKET CREDIT SPREADS AND ADVANTAGEOUS TO US.  BOTH THE LOWER RATE AND THE INCLUSION OF COSTS ASSOCIATED WITH ISSUING, SELLING, STRUCTURING AND HEDGING THE SECURITIES IN THE ORIGINAL ISSUE PRICE REDUCE THE ECONOMIC TERMS OF THE SECURITIES, CAUSE THE ESTIMATED VALUE OF THE SECURITIES TO BE LESS THAN THE ORIGINAL ISSUE PRICE AND WILL ADVERSELY AFFECT SECONDARY MARKET PRICES– Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the Issue Date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Underlying Commodity, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

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THE ESTIMATED VALUE OF THE SECURITIES IS DETERMINED BY REFERENCE TO OUR PRICING AND VALUATION MODELS, WHICH MAY DIFFER FROM THOSE OF OTHER DEALERS AND IS NOT A MAXIMUM OR MINIMUM SECONDARY MARKET PRICE– These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities.  In addition, the estimated value on the Pricing Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time.  The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price of the securities may be influenced by many unpredictable factors” above.

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THE CALCULATION AGENT, WHICH IS A SUBSIDIARY OF THE ISSUER, WILL MAKE DETERMINATIONS WITH RESPECT TO THE SECURITIES — As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) will determine the Initial Commodity Price (and, as a result, each applicable Call Level), the Commodity Price on each Review Date, the Final Commodity Price, whether the Commodity Price on any of the three Review Dates is at or above the then applicable Call Level and therefore whether the securities will be called following such Review Date and whether a market disruption event has occurred, and, if the securities are not called prior to maturity, will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of any Commodity Price in the event of a market disruption event, may adversely affect the payout to you on the securities.  In addition, MS & Co. has determined the estimated value of the securities on the Pricing Date.

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INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN WTI CRUDE OIL OR IN FUTURES CONTRACTS OR FORWARD CONTRACTS ON WTI CRUDE OIL — Investing in the securities is not equivalent to investing directly in WTI crude oil or in futures contracts or in forward contracts on WTI crude oil.  By purchasing the securities, you do not purchase any entitlement to WTI crude oil or futures contracts or forward contracts on WTI crude oil.  Further, by purchasing the securities, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on WTI crude oil.

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AN INVESTMENT LINKED TO COMMODITY FUTURES CONTRACTS IS NOT EQUIVALENT TO AN INVESTMENT LINKED TO THE SPOT PRICES OF PHYSICAL COMMODITIES — The securities have returns based on the change in price of futures contracts on the Underlying Commodity, not the change in the spot price of actual physical commodity to which such futures contracts relate.  The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price.  Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity.  While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact.  In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related Underlying Commodity, especially over longer periods of time.  Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

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DIFFERENCES BETWEEN FUTURES PRICES AND THE SPOT PRICE OF WTI CRUDE OIL MAY DECREASE THE AMOUNT PAYABLE AT MATURITY — The Initial Commodity Price and Final Commodity Price that are used to determine the payment at maturity on the securities are determined by reference to the settlement price of the first nearby month futures contract for WTI crude oil on the Pricing date and Averaging dates, respectively, and will not therefore reflect the spot price of WTI crude oil on such dates.  The market for futures contracts on WTI crude oil has experienced periods of backwardation, in which futures prices are lower than the spot price, and periods of contango, in which futures prices are higher than the spot price.  If the contract is in backwardation on the Pricing Date or in contango on the Averaging Dates, the amount payable at maturity on the securities will be less than if the Initial Commodity Price or Final Commodity Price, respectively, was determined with reference to the spot price.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN WTI CRUDE OIL FUTURES CONTRACTS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The futures market for WTI crude oil is subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, the contract is listed on the NYMEX.  NYMEX has limits on the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  The current maximum daily price fluctuation for futures contracts of WTI crude oil is $10 per barrel for any particular month of delivery.  If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $10 per barrel in either direction. If another halt is triggered, the market would continue to be expanded by $10 per barrel in either direction after each successive five-minute trading halt.  There are no maximum price fluctuation limits during any one trading session.  Fluctuation limits will have the effect of precluding trading in the contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of WTI crude oil futures contracts and, therefore, the value of the securities.

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LEGAL AND REGULATORY CHANGES COULD ADVERSELY AFFECT THE RETURN ON AND VALUE OF YOUR SECURITIES — Futures contracts and options on futures contracts, including those related to the Underlying Commodity, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in futures contracts on a commodity, options on such futures contracts and swaps that are economically equivalent to such contracts.  When adopted, such rules could interfere with our ability to enter into or maintain hedge positions in instruments subject to the limits, and consequently, we may need to decide, or be forced, to sell a portion, possibly a substantial portion, of our hedge position in such commodity or futures contracts on such commodity or related contracts.  Similarly, other market participants would be subject to the same regulatory issues and could decide, or be required, to sell their positions in such commodity or futures contracts on such commodity or related contracts.  While the effects of these or other regulatory developments are difficult to predict, if this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the price of such commodity or futures contracts on such commodity and therefore, the value of the securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN – Please read the discussion under “Selected Purchase Considerations―United States Federal Taxation” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  Because the securities provide for the return of principal unless the final commodity price has declined by more than 20% from the initial commodity price, the risk that a security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other commodity-linked securities that do not contain similar provisions.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Use of Proceeds and Hedging

The proceeds we receive from the sale of the securities will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the securities borne by you and described on page PS-3 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the Pricing Date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to take positions in futures contracts on the Underlying Commodity or positions in any other available instruments that they may wish to use in connection with such hedging.  Such purchase activity could potentially increase the Initial Commodity Price, and, as a result, the applicable Call Level at or above which the Commodity Price must be on any of the Review Dates in order for the securities to be automatically called prior to maturity or, if the securities are not called prior to maturity, the level at or above which the Final Commodity Price must be so that investors do not suffer a loss on their initial investment in the securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities by purchasing and selling futures contracts on the Underlying Commodity or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments on one or more Review Dates or Averaging Dates.  We cannot give any assurance that our hedging activities will not affect the Commodity Price and, therefore, adversely affect the value of the securities, whether the securities are called early, or the payment you will receive at maturity.

Historical Information

The following graph sets forth the historical performance of the Underlying Commodity from January 1, 2009 through February 19, 2014.  On February 19, 2014, the Commodity Price was $103.31.  We obtained the information in the graph below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical performance of the Underlying Commodity set out in the graph below should not be taken as an indication of its future performance, and no assurance can be given as to the Commodity Price on any of the Review Dates or as to the Final Commodity Price.  We cannot give you any assurance that the securities will be called prior to maturity or that, if the securities are not so called, the Final Commodity Price will be at or above the then applicable Call Level so that at maturity you will receive a payment in excess of the Stated Principal Amount of the securities.

Historical Performance of the Underlying Commodity

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)      the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)      we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)     any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)     our interests are adverse to the interests of the purchaser or holder; and

(v)      neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering.  J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 1% for each security it sells.  In addition, JPMorgan Chase Bank, N.A. will purchase securities from MS & Co. for sales to certain fiduciary accounts at a purchase price to such accounts of 99% of the Stated Principal Amount per security and will forgo any sales commission with respect to such sales.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.  When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the Pricing Date will be no lower than the minimum level described in “Additional Terms Specific To The Securities” on page PS-3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.